As filed with the Securities and Exchange Commission on August 18, 2009.

Registration No. 333-81696

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOGICVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3166964
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

LogicVision, Inc. 25 Metro Drive, Third Floor San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)

LOGICVISION, INC. 2000 STOCK INCENTIVE PLAN

(Full title of the plan)

DEAN M. FREED

President

LogicVision, Inc.

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-81696) of LogicVision, Inc. (the “Company”) filed on January 30, 2002 (the “Registration Statement”), pertaining to the registration of common stock, par value $0.0001 per share (the “Common Stock”), of the Company.

Mentor Graphics Corporation, an Oregon corporation (“Mentor Graphics”), Fulcrum Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Mentor Graphics (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger dated as of May 6, 2009 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into the Company (the “Merger”), the Company would become a wholly owned subsidiary of Mentor Graphics, and all outstanding shares of the Common Stock would be converted into the right to receive 0.2006 of a share of Mentor Graphics common stock.

On August 18, 2009, the Company held an annual meeting of stockholders at which the Company’s stockholders approved and adopted the Merger Agreement and approved the Merger. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 18, 2009 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all Common Stock registered pursuant to the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on August 18, 2009.

LOGICVISION, INC.

By	/s/ Dean M. Freed
Dean M. Freed
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dean M. Freed Dean M. Freed	Director and President (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)	August 18, 2009